Exhibit 99

National City Corporation
1900 E. 9th St.
Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
Jill.Hennessey@NationalCity.com	Kristen.BairdAdams@NationalCity.com
NATIONAL CITY VICE CHAIRMAN AND CFO JEFFREY D. KELLY TO RETIRE
     CLEVELAND, July 9, 2008 — National City Corporation (NYSE:NCC) today announced that Vice Chairman and Chief Financial Officer Jeffrey D. Kelly will retire, effective Sept. 30, 2008, following a 29-year career with the company. An external search has been initiated for Kelly’s successor. Kelly also has retired from the Board of Directors of National City, effective immediately.
     “Jeff has been a key architect of National City’s growth throughout his career,” said National City Chairman, President and CEO Peter E. Raskind. “We are grateful for the many contributions he has made to National City, and wish him all the best in the years to come.”
     Kelly began his career with National City in 1979 as a management assistant in the bank investment division. Following a series of promotions in that area, Kelly was named a senior vice president, with responsibility for its investment and purchased funding activities. He was appointed an executive vice president in 1994 and named chief funds management officer. Kelly was appointed CFO in August 2000 and vice chairman in December 2004. He joined the board of National City in December 2007.
     Kelly will continue as CFO until his retirement. Lines of business that previously reported to Kelly have been realigned, including National City Mortgage, which now reports to the company’s Retail Banking segment, and National City’s national commercial banking, capital markets and structured products businesses, which recently have been realigned under centralized Commercial Banking segment leadership.

About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania, and Wisconsin and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.
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